EXHIBIT 10.4

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 2nd day of September, 2014 (the “Effective Date”) by and between Brian S. Goldberg (the “Executive”) and TA Topco 1, LLC (the “Company”; the Executive and the Company are collectively referred to as the “Parties”).

1. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing as of September 15, 2014 (the “Planned Start Date”) and continuing until terminated in accordance with the provisions of Section 4 (the “Term”).

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Financial Officer of the Company (the “CFO”) and shall have responsibilities and duties consistent with such position as well as such additional, reasonably related duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”). The Executive shall devote his full working time and efforts to the business and affairs of the Company, provided that Executive shall continue to be involved with other current investment activities or such additional activities disclosed to and approved by the CEO. The foregoing, however, will not preclude the Executive from serving on corporate, civic, or charitable boards or committees, or from managing his personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities under this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s annual base salary shall be Three Hundred Thousand Dollars ($300,000) (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. The Base Salary shall be subject to annual review and may be adjusted upward from time to time in the sole discretion of the Company taking into account such factors as it deems relevant.

(b) Annual Bonus. Commencing January 1, 2015, the Executive shall be eligible for an annual bonus, subject to the achievement of certain performance goals as determined by the Board (or the compensation committee of the Board) in consultation with the Executive (e.g., net revenue, EBITDA, Board discretion, etc.) (the “Annual Bonus”). The Executive’s Target Annual Bonus shall be 50% of his Base Salary and shall be uncapped. Notwithstanding anything to the contrary herein, the Executive is not eligible for an Annual Bonus for the period between the Planned Start Date and December 31, 2014. Subject to achievement of the performance goals as determined by the Board, the Executive shall be vested with respect to the Annual Bonus if the Executive is employed by the Company on the last day of the year for which the Annual Bonus is determined.

(c) Signing Bonus. The Executive shall receive a one-time signing bonus of Four Hundred Thousand Dollars ($400,000) (the “Signing Bonus”); provided, however, that the amount of the Signing Bonus shall be reduced by Twenty Thousand Dollars ($20,000) for each calendar day after the Planned Start Date that the Executive has not begun to provide services to the Company as its CFO on a full time basis (the first date on which the Executive provides services to the Company as its CFO on a full time basis being the “Actual Start Date”). For the sake of clarity, if the Executive’s Actual Start Date is September 16, 2014, the amount of the Executive’s Signing Bonus shall be reduced to Three Hundred Eighty Thousand Dollars ($380,000). As payment for the Class A Units portion of the Executive’s direct investment option as referenced in Section 3(a)(i) below, One Hundred Thousand Dollars ($100,000) of the Signing Bonus will be automatically applied to the purchase on the Actual Start Date of Class A Units of the Company at the same price per share paid by funds affiliated with TA Associates Management, L.P. (“TA”). If the amount of the Signing Bonus is reduced to less than One Hundred Thousand Dollars ($100,000) because the Executive’s Actual Start Date falls on or after October 1, 2014, the Executive shall be responsible for paying the difference between the Signing Bonus and the $100,000 purchase price for the Class A Units. Of the cash portion of the signing bonus, Seventy-Five Thousand Dollars ($75,000) of the Signing Bonus shall be paid within thirty (30) calendar days of the Actual Start Date. The remaining Two Hundred Twenty-Five Thousand Dollars ($225,000) of the Signing Bonus shall be payable to the Executive in cash after January 1, 2015 but before January 31, 2015. If the Executive’s Actual Start Date is September 16, 2014, or later, the resulting reduction to the Signing Bonus shall reduce the payments in inverse order (i.e., the last payment is reduced before an earlier payment is reduced). If the Executive is terminated by the Company for Cause or voluntarily resigns his employment without Good Reason (i) on or before December 31, 2014, the Executive shall within 30 business days repay to the Company One Hundred Thousand Dollars ($100,000), representing that portion of the Signing Bonus applied to the purchase of Class A Units of the Company or in the alternative Executive may at his option surrender the Class A Units purchased with the Signing Bonus (rather than repaying the purchase price for such Class A Units), (ii) after December 31, 2014 but on or before March 31, 2015, the Executive shall within 30 business days repay to the Company Two Hundred Twenty-Five Thousand Dollars ($225,000) (assuming such amount was previously paid to the Executive), (iii) after March 31, 2015, but on or before June 30, 2015, the Executive shall within 30 business days repay to the Company One Hundred Fifty Thousand Dollars ($150,000) or (iv) after June 30, 2015 but on or before September 30, 2015, the Executive shall within 30 business days repay to the Company Seventy-Five Thousand Dollars ($75,000).

(d) Employee Benefit Plans: As soon as reasonably practical, the Company will establish a market benefits plan that will include group medical and dental coverage. The Executive will be entitled to participate in all group benefit plans generally available to senior executives of the Company. If as of the Actual Start Date, the Company does not have a benefit plan that includes group medical and dental coverage available to the Executive, the Company shall reimburse the Executive for the cost of his actual and documented monthly COBRA premiums for the period from the Actual Start Date until the earlier of (i) the Company implementing a benefit plan that includes group medical and dental coverage; and (ii) the expiration of the Executive’s eligibility for COBRA coverage under his former employer’s group medical and dental plan.

(e) Automobile and Mobile Phone Allowance: After the Actual Start Date and during the Term, the Company will reimburse the Executive for documented automobile-related expenses (i.e., lease payments, registration, insurance, maintenance, auto cleaning, and gas) and mobile telephone charges up to a monthly aggregate cap of $1,100 (prorated for any partial month of service to the Company).

(f) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business expenses incurred by the Executive after the Actual Start Date and during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(g) Vacation. After the Actual Start Date and during the Term, the Executive shall be entitled to accrue up to twenty (20) paid vacation days in each full calendar year, which shall accrue ratably. After the Actual Start Date and during the Term, the Executive shall also be entitled to all paid holidays given by the Company to its executives.

(h) Indemnification. The Executive and the Company shall enter into a customary indemnification agreement pursuant to which the Company shall indemnify Executive to the fullest extent permitted by law with respect to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the Executive is or was an officer or manager of the Company or serves or served at any other enterprise as an officer of manager at the request of the Company. The Company shall indemnify the Executive to the fullest extent permitted under the Amended Company Agreement in effect as of the date hereof.

3. Equity.

(a) Executive’s Direct Investment Option. Executive shall have the right to make cash investments in the Company from time to time on the following terms: (i) upon the Actual Start Date, the Executive shall be eligible to purchase up to $250,000 of Class A Units of the Company at the same price per share paid by funds affiliated with TA, and (ii) at the conclusion of each calendar year following the Actual Start Date, the Executive shall be eligible to purchase a Board approved amount of Class B Units of the Company at a per share price equal to then-fair market value of such Class B Units.

(b) Time Based Equity Target. Promptly upon the Actual Start Date, the Executive shall be granted Class C-1 Units in an amount equal to one percent (1.0%) of the fully-diluted ownership of the Company. Twenty-five percent (25%) of such Class C-1 Units shall vest on the first anniversary of the Actual Start Date and the remainder of such Class C-1 Units shall vest in equal parts over the subsequent thirty-six (36) months.

(c) Performance Based Equity. Promptly following the Actual Start Date, the Executive shall be granted Class C-2 Units in an amount equal to one percent (1.0%) of the fully-diluted ownership of the Company. Such Class C-2 Units shall vest upon the achievement by TA of a per Class A Unit net return of three times (3x) the price per share paid by funds affiliated with TA for each Class A Unit.

4. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive was retained in his position; (iii) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO; (iv) a breach by the Executive of any of the provisions contained in this Agreement; (v) a material violation by the Executive of the Company’s written employment policies that would reasonably be expected to result in injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive was retained in his position; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the

Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a reduction in the Executive’s Base Salary except for across-the-board salary reductions of not more than 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) the material breach of this Agreement by the Company; or (iv) the Company fails to establish its headquarters in the Greater Austin Area (as defined below) on or before the one year anniversary of the Actual Start Date, or, after establishing its headquarters in the Greater Austin Area within that time period, later establishes its headquarters in a location outside of the Greater Austin Area. “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. The “Greater Austin Area” shall mean the Austin-Round Rock, Texas metropolitan statistical area, which is defined by the United States Office of Management and Budget to consist of the counties of Bastrop, Texas, Caldwell, Texas, Hays, Texas, Travis, Texas and Williamson, Texas.

(f) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), the last date of employment as referenced in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 4(e) without Good Reason, ten days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 4(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, (A) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the

Company for purposes of this Agreement, and (B) in the event that the Company terminates the Executive’s employment without Cause under Section 4(d), the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary through the Date of Termination.

5. Compensation Upon Termination.

(a) Compensation Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Sections 2(e) and 2(f) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits or vested bonus the Executive may have under any employee benefit plan or bonus plan of the Company through the Date of Termination, which vested benefits and vested bonus shall be paid and/or provided in accordance with the terms of such employee benefit plans and bonus plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation and general release agreement in a customary form and manner reasonably satisfactory to the Company and the Executive (the “Separation and General Release Agreement”), the Separation and General Release Agreement becoming irrevocable, and the Executive not breaching any of his post-employment contractual obligations to the Company:

(i) the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s then current Base Salary; and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and timely elects continued group health coverage pursuant to COBRA, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months in an amount equal to Executive’s monthly COBRA premium; and

(iii) the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Nondisclosure/Confidentiality.

(a) Confidential Information. As used in this Agreement, “Confidential Information” shall mean information belonging to the Company or any of its controlled affiliates, as applicable (together, the “Protected Parties” and each of them, a “Protected Party”) which is of value to any of the Protected Parties in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to a Protected Party. Confidential Information includes, without limitation:

(i) the identity of any current or prospective customers, clients, suppliers or vendors;

(ii) information relating to the business, products, affairs and finances of any of the Protected Parties;

(iii) information relating to the manufacture, production, distribution, marketing, or sale of any product sold by any of the Protected Parties;

(iv) technical data and know-how relating to the business of any of the Protected Parties;

(v) any information relating to technology, marketing and business plans or strategies of any of the Protected Parties;

(vi) any non-public management accounting or other similar financial information that would typically be included in the financial statements of any of the Protected Parties, including without limitation, the amount of the assets, liabilities, net worth, revenues or net income of any of the Protected Parties;

(vii) names and addresses of any of the customers, clients, suppliers, vendors and employees of any of the Protected Parties, and details of any independent contractor or agency arrangements of any of the Protected Parties;

(viii) non-public information relating to legal and professional dealings, real property, tangible property, finances, business, and investment activities, and other personal affairs of any of the Protected Parties;

(ix) any and all books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of any of the Protected Parties; and

(x) any other non-public information gained in the course of the Executive’s employment with any of the Protected Parties that could reasonably be expected to prove harmful to any of the Protected Parties if disclosed to third parties, including without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of any of the Protected Parties.

Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b), and does not include information known to the Executive prior to his employment hereunder, including methods, strategies and procedures not specifically related to the Company’s business that are known by the Executive as a result of his extensive experience in the consumer products industry.

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment with the Company will create a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Company Property. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or any other Protected Party or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company.

8. Noncompetition and Nonsolicitation.

(a) During the Executive’s employment with the Company and continuing through eighteen (18) months after the Date of Termination (the “Restricted Period”), the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest or actively prepare to engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting, hiring or otherwise soliciting, inducing or influencing any person to leave employment with any of the Protected Parties; and (iii) will refrain from soliciting or encouraging any customer, supplier, consultant or vendor to terminate or otherwise modify adversely its business relationship with any of the Protected Parties. The Executive understands that the restrictions set forth in this Section 8 are intended to protect the interest of each of the Protected Parties in its Confidential Information, goodwill and established employee, customer, supplier, consultant and vendor relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(b) For purposes of this Agreement, the term “Competing Business” shall mean (i) any business engaged in manufacturing, producing, distributing, marketing, selling, or purchasing popcorn or popcorn-related products, (ii) any other business carried on by the Company and/or its affiliates over the course of the Restricted Period (irrespective of whether such business is carried on by the Company and/or any of its affiliates as of the Effective Date); and (iii) any business in an active phase of development at the Company and/or any of its affiliates over the course of the Restricted Period (irrespective of whether such business is carried on by the Company and/or any of its affiliates as of the Effective Date); provided, however, that Competing Business shall not include any business unrelated to popcorn in which the Executive as of the Effective Date holds a passive investment interest (i.e., no involvement whatsoever in the management or operation of the business, including no involvement with or position on the board of directors of such business).

(c) The restrictions in this Section 8 shall apply to any conduct in (i) the United States of America; (ii) any geographic area in which the Company or its affiliates has sold, is then selling, or is actively planning to sell its products or services; and (iii) any other geographic area in which the Company or its affiliates has operated, is then operating or is actively planning to operate its business.

9. Work Product. As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are or were conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may discover, invent or originate during the Term, shall be the exclusive property of the Company, and its affiliates, as applicable, and the Executive hereby assigns all of the Executive’s right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliate’s, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliate’s, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its affiliate’s, as applicable) rights to any Work Product.

10. Third-Party Agreements and Rights. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

11. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 11.

12. Remedies. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the provisions contained herein would result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, shall not be required to provide any bond or other security in connection with obtaining any such equitable remedy and shall be entitled to recover the Company’s reasonable attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Section 12 shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.

13. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Governing Law. This is a Texas contract and shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles of such state.

20. Successor to Company. This Agreement shall inure to the benefit of and be enforceable by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

21. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the parties concerning such subject matter.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

TA TOPCO 1, LLC

By:	/s/ William Christ
Name:	William Christ
Title:	Manager

/s/ Brian S. Goldberg
BRIAN S. GOLDBERG

[Signature Page to Goldberg Employment Agreement]